UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 21, 2016

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

300 Brickstone Square, Suite 201

Andover, MA 01810

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 662-5245

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:	Other Events.

Final Liquidating Distribution

On November 21, 2016, Sycamore Networks, Inc. (the “Company”) paid the previously reported final liquidating distribution of $0.2261 in cash per share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or approximately $6,530,214 in the aggregate, to holders of record of Common Stock as of November 12, 2016 (“Record Stockholders”) in complete cancellation of all of the outstanding shares of Common Stock. A copy of the letter sent by the Company to the Record Stockholders in connection with the final liquidating distribution is filed as Exhibit 99.1 hereto.

Cessation of Corporate Existence

As previously reported, the Company filed a certificate of dissolution with the Secretary of State of the State of Delaware on March 7, 2013. On February 25, 2016, the Delaware Court of Chancery granted the Company’s petition to extend the Company’s corporate existence for an additional period of up to two years, ending on March 7, 2018, or such shorter period as the Company’s Board of Directors (the “Board”) deems necessary, in order to permit the Company to make a final determination with respect to the Company’s remaining non-cash assets.

Also as previously reported, on November 2, 2016, following the disposition of the Company’s remaining non-cash assets, the Board adopted a resolution providing that the Company’s affairs shall be deemed to have been wound up as of the close of business on November 23, 2016.

Pursuant to an Order Discontinuing Corporate Existence entered by the Delaware Court of Chancery on November 22, 2016, the Company completed the winding-up of its affairs and its corporate existence ceased for all purposes in accordance with the Delaware General Corporation Law, in each case, as of the close of business on November 23, 2016.

For additional information relating to the cessation of the Company’s corporate existence, please see the Current Report on Form 8-K filed by the Company on November 2, 2016.

Item 9.01:	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Letter to Stockholders of Sycamore Networks, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera
President and Secretary
(Duly Authorized Officer and Principal Executive Officer)

Dated: November 23, 2016